Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

RJIM PRIVATE CREDIT INCOME FUND

This Certificate of Trust of RJIM Private Credit Income Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is RJIM Private Credit Income Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Eric Wilwant
Name: Eric Wilwant
Title: Initial Trustee